Exhibit 99.1


                  Opexa Shares to Trade on NASDAQ Global Market


     THE WOODLANDS, Texas--(BUSINESS WIRE)--Sept. 1, 2006--Opexa Therapeutics, Inc. (NASDAQ:OPXA), a company involved in the development and commercialization of cell therapies, today announced that its common shares will be listed and begin trading today on the NASDAQ Global Market. The Company's trading symbol, OPXA, will remain unchanged. Opexa's common shares will no longer be listed on the OTC Bulletin Board.

     David B. McWilliams, chief executive officer of Opexa, commented, "We believe that this NASDAQ listing will afford us increased visibility within the investment community, while enhancing the trading liquidity of Opexa's shares. This is an important achievement and milestone for the Company, and is part of our ongoing efforts to maximize shareholder value."

     About Opexa Therapeutics

     Opexa Therapeutics develops and commercializes cell therapies to treat several major disease areas such as MS, rheumatoid arthritis, pancreatic and cardiac conditions. Opexa has exclusive license from Baylor College of Medicine for individualized cell therapies and has initiated a Phase IIb clinical trial to evaluate effectiveness in treating MS. The Company holds the exclusive worldwide license for an autologous T cell vaccine for rheumatoid arthritis from the Shanghai Institutes for Biological Sciences, Chinese Academy of Sciences of the People's Republic of China. Opexa also holds the exclusive worldwide license from the University of Chicago, through its prime contractor relationship with Argonne National Laboratory, for patents relating to the use of adult pluripotent stem cells derived from patients' own circulating blood. For more information, visit the Opexa Therapeutics website at www.opexatherapeutics.com.

     Safe Harbor Statement

     This press release contains "forward-looking statements," including statements about Opexa Therapeutics' growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Opexa Therapeutics' ability to obtain additional funding, develop its stem cell technologies, achieve its operational objectives, and obtain patent protection for its discoveries, that may cause Opexa Therapeutics' actual results to be materially different from any future results expressed or implied by such forward-looking statements. Opexa Therapeutics undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.


     CONTACT: Opexa Therapeutics, Inc.
              Lynne Hohlfeld, 281-719-3421
              lhohlfeld@opexatherapeutics.com
              or
              Investor Relations:
              Lippert/Heilshorn & Associates
              Kim Sutton Golodetz, 212-838-3777
              kgolodetz@lhai.com
              or
              Bruce Voss, 310-691-7100
              bvoss@lhai.com